Exhibit 4.3

INERGY MIDSTREAM, L.P. LONG TERM INCENTIVE PLAN

SECTION 1

INTRODUCTION

1.1	Establishment. The Inergy Midstream, L.P. Long-Term Incentive Plan (the “Plan”) has been adopted effective December 21, 2011 by NRGM GP, LLC., a Delaware limited liability company, (the “General Partner”), the general partner of Inergy Midstream, L.P, a Delaware limited partnership (the “Partnership”).

1.2	Purpose. The purpose of this Plan is to encourage employees of the Partnership, the General Partner, and their Affiliates to acquire a proprietary interest in the growth and performance of the Partnership. The Plan is also designed to assist the Partnership, the General Partner and their Affiliates in attracting and retaining employees, non-employee directors and consultants by providing them with the opportunity to participate in the financial success and profitability of the Partnership.

SECTION 2

DEFINITIONS

2.1	Capitalized terms used in this document shall have the meanings as defined herein and in Appendix A to this Plan.

2.2	Gender and Number. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

SECTION 3

PARTICIPATION

3.1	Participants in the Plan shall be those Service Providers, who, in the judgment of the Committee, are performing, or during the term of their incentive arrangement will perform, important services in the management, operation and financial success of the General Partner or the Partnership, and significantly contribute, or are expected to significantly contribute, to the achievement of long-term economic objectives. If the Units issuable pursuant to an Award are intended to be registered with the SEC on Form S-8, then only employees, consultants, and directors of the Partnership or a parent or subsidiary of the Partnership (within the meaning of General Instruction A.1(a) to Form S-8) will be eligible to receive such an Award. Participants may be granted from time to time one or more Awards; provided, however, that the grant of each such Award shall be separately approved by the Committee and, except as provided for in Section 6.4, the receipt of one such Award shall not result in the automatic receipt of any other Award. In each case, written notice shall be given to the Award recipient, specifying the terms, conditions, rights and duties related thereto. Each Participant shall enter into an Award Agreement with the General Partner, in such form as the Committee shall determine and which is consistent with the provisions of this Plan, specifying such terms, conditions, rights and duties. Awards shall be considered as having been granted on the date specified as the Date of Grant in the grant resolution of the Committee.

SECTION 4

UNIT OPTIONS

4.1	Grant of Options. A Participant may be granted one or more Options; provided, that the Committee may grant Options that are intended to comply with Section 1.409A-l(b)(5)(i)(A) of the 409A Regulations only to Service Providers performing services on the date of grant for the

Partnership or a corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, starting with the Partnership and ending with the corporation or other entity for which the employee, consultant or director performs services. The Committee may grant Options that are otherwise exempt from or compliant with Code section 409A to any eligible Service Provider. The Committee may grant one or more Options to the same Participant at the same time or at different times. Options shall be clearly identified, and in no event shall the right to exercise one Option affect the right to exercise any other Option or affect the number of Units for which any other Option may be exercised. For purposes of this Section 4.1, “controlling interest” means (i) in the case of a corporation, ownership of stock possessing at least 50% of total combined voting power of all classes of stock of such corporation entitled to vote or at least 50% of the total value of shares of all classes of stock of such corporation; (ii) in the case of a partnership, ownership of at least 50% of the profits interest or capital interest of such partnership; (iii) in the case of a sole proprietorship, ownership of the sole proprietorship; or (iv) in the case of a trust or estate, ownership of an actuarial interest (as defined in Section 1.414(c)-2(b)(2)(ii) of the Treasury Regulations) of at least 50% of such trust or estate.

4.2	Terms of Options. Each Option granted under the Plan (i) shall be evidenced by a written Option Award Agreement entered into by the General Partner and the Participant to whom the Option is granted (the “Option Holder”), (ii) shall contain those terms and conditions required by this Section 4.2, and (iii) may contain such other terms and conditions not inconsistent with this Section 4.2, as the Committee may consider appropriate in each case.

(a)	Number of Units. Each Option Award Agreement shall set forth the number of Units subject to the Option, as determined by the Committee.

(b)	Price. Each Option Award Agreement shall state the Option Price for each Unit subject to the Option. Such price shall be determined in each case by the Committee and may be more or less than the Unit’s Fair Market Value as of the Date of Grant; provided, however, that any Option granted with an exercise price below the Unit Fair Market Value on the Date of Grant must (i) only be exercised on a date that would otherwise be a permissible distribution date for deferred compensation under Code section 409A and (ii) in all other respects comply with Code section 409A.

(c)	Duration of Options and Exercisability. Each Option Award Agreement may state the duration of the Option and the extent to which it shall become exercisable. To the extent that an Option Award Agreement does not state the Option Period, the Option Period shall be ten years from the Option’s Date of Grant. If any Option is not exercised during its Option Period, it shall be deemed to have been forfeited and of no further force or effect.

To the extent that an Option Award Agreement does not state the extent to which the Option shall become exercisable, the following rules shall apply:

Subject to subsections (c)(i) and (c)(ii), no Option granted under the Plan shall become exercisable until the fifth (5th) anniversary of an Option’s Date of Grant or, if earlier, the fifth (5th) anniversary of an Option’s Vesting Commencement Date, if any such Vesting Commencement Date is specified in the Award Agreement. In the event of a Change in Control, all Options shall become immediately exercisable.

(i)	In the event that an Option Holder ceases to be a Service Provider because of the Option Holder’s death or Disability, the Option shall be exercisable according to the following schedule based upon the number of years that have elapsed since the Option’s Date of Grant or, if a longer period of time, the number of years that have elapsed since the Option’s Vesting Commencement Date, if such a date is specified in the Award Agreement.

Anniversary of Option’s Date of Grant or Vesting Commencement Date	Percentage Exercisable
1st	40%
2nd	60%
3rd	80%
4th and beyond	100%

(ii)	In the event that an Option Holder ceases to be a Service Provider because of the termination of the Option Holder’s service by his or her Employer without Cause, the Option shall be exercisable according to the following schedule based upon the number of years that have elapsed from the Option’s Date of Grant or, if a longer period of time, the number of years that have elapsed since the Option’s Vesting Commencement Date, if such a date is specified in the Award Agreement.

Anniversary of Option’s Date of Grant or Vesting Commencement Date	Percentage Exercisable
1st	20%
2nd	40%
3rd	60%
4th	80%
5th and beyond	100%

(d)	Termination of Service, Death, Disability, etc. Each Option Award Agreement may state the period of time the Option, or exercisable portion thereof, may be exercised after a Participant ceases to be a Service Provider on account of the Service Provider’s death, Disability, retirement, voluntary resignation, removal from the Board, or the Employer having terminated the Service Provider’s employment with or without Cause. To the extent that an Option Award Agreement does not state the period of time the exercisable portion of an Option may be exercised after a Participant ceases to be a Service Provider, or to the extent an Option Award Agreement does not explain in as much specificity how the below expiration rules operate (e.g., time of day an Option expires) the following rules shall apply:

(i)	If the Participant ceases to be a Service Provider within the Option Period due to the termination by the Employer of the Participant’s service (or removal as a non-employee director) for Cause, the entire Option, regardless of whether it is then exercisable, shall immediately expire and be void for all purposes. The effect of this Section 4.2(d)(i) shall be limited to determining the conditions under which an Option may be rendered null and void, and nothing in this Section 4.2(d)(i) shall restrict or otherwise interfere with the employer’s discretion with respect to the termination of any Service Provider’s employment or continuance as a director.

(ii)

If the Participant ceases to be a Service Provider in a manner determined by the Committee, in its sole discretion, to constitute retirement (which determination shall be communicated to the Option Holder), that portion of an Option which is exercisable on the date the Option Holder retires, shall remain exercisable until 5:00 p.m., Kansas City, Missouri time, on the 365th calendar day (or the first Business Day thereafter if the 365th day is a non-Business Day) following the date of the Participant’s retirement; provided, however, in no event may any portion of the Option be exercised following the expiration of the Option Period.

If the exercisable portion of the Option is not exercised within the above permitted period of time, the entire Option shall expire at 5:01 p.m., Kansas City, Missouri time, on the last day such portion of the Option is exercisable and, thereafter, the Option shall be void for all purposes.

(iii)

If the Participant dies (A) while he or she is a Service Provider, or (B) within the 365-day period referred to in clause (ii) above, that portion of an Option which is exercisable on the date the Option Holder dies, shall remain exercisable by those Beneficiaries entitled to do so until 5:00 p.m., Kansas City, Missouri time, on the 365th calendar day (or the first Business Day thereafter if the 365th day is a non-Business Day) following the Participant’s death; provided, however, in no event may the Option be exercised following the expiration of the Option Period.

If the exercisable portion of the Option is not exercised within the above permitted period of time, the entire Option shall expire at 5:01 p.m., Kansas City, Missouri time, on the last day such portion of the Option is exercisable and, thereafter, the Option shall be void for all purposes.

(iv)

If the Participant ceases to be a Service Provider because the Participant is Disabled, that portion of an Option which is exercisable on the date of such cessation of service shall remain exercisable until 5:00 p.m., Kansas City, Missouri time, on the 365th calendar day (or the first Business Day thereafter if the 365th day is a non-Business Day) following the date the Participant ceased to be a Service Provider because of his or her Disability; provided, however, in no event may the Option be exercised following the expiration of the Option Period.

If the exercisable portion of the Option is not exercised within such above permitted period of time, the entire Option shall expire at 5:01 p.m., Kansas City, Missouri time, on the last day such portion of the Option is exercisable and, thereafter, the Option shall be void for all purposes.

(v)

If the Participant ceases to be a Service Provider due to (A) the Participant’s voluntary resignation or (B) the removal of the Participant from the Board or the Employer’s termination of employment without Cause, that portion of the Option which is exercisable on the date the Option Holder ceased to be a Service Provider, shall remain exercisable until 5:00 p.m., Kansas City, Missouri time, on the 180th calendar day (or the first Business Day thereafter if the 180th day is a non-Business Day) following the date the Participant ceased to be a Service Provider; provided, however, in no event may the Option be exercised following the expiration of the Option Period.

If the exercisable portion of the Option is not exercised within the above permitted period of time, the entire Option shall expire at 5:01 p.m., Kansas City, Missouri time, on the last day such portion of the Option is exercisable and, thereafter, the Option shall be void for all purposes.

(e)	Transferability. Except as otherwise determined by the Committee and as provided in Section 11.3, Options shall not be transferable by the Option Holder except by will or pursuant to the laws of descent and distribution; each Option shall be exercisable (to the extent permitted under the Plan and terms of the applicable Award Agreement) during the Option Holder’s lifetime only by him or her, or in the event of Disability or incapacity, by his or her guardian or legal representative; and Units issuable pursuant to any Option shall be delivered only to or for the account of the Option Holder, or in the event of Disability or incapacity, his or her guardian or legal representative.

(f)	Exercise, Payments, etc. Each Option Award Agreement may set forth the acceptable method(s) under which the Option may be exercised and the permissible payment method(s) for exercising the Option granted therein. Unless otherwise provided in the Award Agreement, acceptable payment methods permitted under this Plan include, but are not limited to: (i) cash; (ii) cashier’s check payable to the order of the General Partner; (iii) a “cashless broker” exercise; (iv) withholding Units from an Option; (v) delivery of other securities or other property; (vi) a recourse note from the Option Holder, to the extent permitted by applicable law and the policies and procedures of the General Partner and its Affiliates; or (vii) any combination (i) – (vi), above, having a Fair Market Value on the exercise date equal to the relevant aggregate exercise price. The exercise of the Option shall be deemed effective upon receipt of proper notice by the General Partner and payment to the General Partner.

(g)	Vesting Commencement Date. An Option Award Agreement may provide for a Vesting Commencement Date. An Option’s Vesting Commencement Date may be the same as or different from the Option’s Date of Grant. Unless otherwise provided in the Award Agreement, the Vesting Commencement Date is the Date of Grant.

4.3	Adjustment of Options. Subject to the limitations contained in this Section 4 and Sections 10 and 13, the Committee may make any adjustment to an outstanding Option it desires including, without limitation, (a) adjusting the Option Price or the number of Units subject to an outstanding Option and (b) subsequently granting a new Option or substituting an existing Option for a new Option. Such amendment, substitution, or re-grant may result in terms and conditions (including Option Price, number of Units covered, Restriction Period or Option Period) that differ from the terms and conditions of the original Option or previously granted Options. The Committee may not, however, adversely affect the rights of any Option Holder without the consent of such Option Holder or take any such action that would cause the Option to be subject to the additional 20% income tax provided by Code section 409A.

4.4	Member Privileges. No Option Holder shall have any rights as a limited partner with respect to any Unit covered by an Option until the Option Holder becomes the holder of record of such Unit, and no adjustments shall be made for distributions, dividends or other rights as to which there is a record date preceding the date such Option Holder becomes the holder of record of such Unit, except as provided in Section 10.6.

SECTION 5

PHANTOM UNITS

5.1	Awards Granted by Committee. Coincident with or following designation for participation in the Plan, a Participant may be granted one or more Phantom Unit Awards consisting of Phantom Units. The number of Units subject to a Phantom Unit Award shall be determined by the Committee.

5.2	Restrictions/Vesting. Phantom Units received by a Holder will be subject to a Restricted Period. The terms of such Restricted Period shall be set forth in a Phantom Unit Award Agreement along with the conditions pursuant to which the Phantom Units may become vested or forfeited. A Phantom Unit Award Agreement may provide for, without limitation, the accelerated vesting of

Phantom Units upon the achievement of specified performance goals, whether DERs are granted with respect to such Phantom Units, and such other terms and conditions as the Committee may establish with respect to such Awards. A Holder’s right to sell, encumber or otherwise transfer a Phantom Unit shall be subject to the limitations of Section 12 hereof. The Committee may in its sole discretion decide the methods of enforcing the restrictions referred to in Section 5.2 and 5.3.

5.3	Termination of Service. Unless otherwise stated in the Phantom Unit Award Agreement and subject to Section 8, in the event a Participant ceases to be a Service Provider for any reason, any Phantom Unit Award then held by the Holder and as to which the Restricted Period has not lapsed shall be forfeited as of the date the Participant ceases to be a Service Provider. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Phantom Units; provided, however that no such action shall be taken by the Committee that would cause an Award to be subject to the additional 20% income tax provided by Code section 409A.

SECTION 6

RESTRICTED UNITS

6.1	Grant of Restricted Units. Coincident with or following designation for participation in the Plan, a Participant may be granted one or more Restricted Unit Awards consisting of Restricted Units. The number of Restricted Units granted to a Participant shall be determined by the Committee.

6.2	Restrictions/Vesting. Restricted Units received by a Holder will be subject to a Restricted Period. The terms of such Restricted Period shall be set forth in a Restricted Unit Award Agreement and will set forth the conditions under which the Restricted Units may become vested or forfeited, which may include, without limitation, the accelerated vesting upon the achievement of specified performance goals, and such other terms and conditions as the Committee may establish with respect to such Awards.

6.3	Termination of Service. Unless otherwise stated in a Restricted Unit Award Agreement and subject to Section 8, in the event a Participant ceases to be a Service Provider for any reason, any Restricted Unit Award then held by the Holder and as to which the Restricted Period has not lapsed shall be forfeited as of the date the Participant ceases to be a Service Provider. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Restricted Units.

6.4	UDRs. Unless otherwise specifically provided for in an Award Agreement, all Restricted Units shall be granted along with UDRs relating to such Restricted Units. To the extent provided by the Committee, in its discretion, a grant of Restricted Units may provide that distributions made by the Company with respect to the Restricted Units shall be subject to the same forfeiture and other restrictions as the Restricted Unit and, if restricted, such distributions shall be held, without interest, until the Restricted Unit vests or is forfeited with the UDRs being paid or forfeited at the same time, as the case may be. Absent such a restriction on the UDRs in the Award Agreement, UDRs shall be paid to the holder of the Restricted Unit without restriction.

6.5	Lapse of Restrictions. Upon or as soon as reasonably practical following the vesting of each Restricted Unit, the Participant shall be entitled to have the restrictions removed from his or her Unit certificate so that the Participant then holds an unrestricted Unit.

6.6	Section 83(b) Election. To the extent a Participant desires to make a Code section 83(b) election, the Participant must notify the Company within the period beginning on the Date of Grant of the Restricted Units and ending thirty (30) calendar days thereafter. If no such notification is made by the Participant within such thirty (30) day period, the Participant shall be precluded from making such a Code section 83(b) election.

SECTION 7

ADDITIONAL AWARDS

7.1	Unit Awards. The Committee shall have the authority to grant a Unit Award under the Plan to any Service Provider in a number determined by the Committee in its discretion, as a bonus or additional compensation or in lieu of cash compensation the individual is otherwise entitled to receive, in such amounts as the Committee determines to be appropriate.

7.2	Other Unit Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Units, as deemed by the Committee to be consistent with the purposes of this Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Units, purchase rights for Units, Awards with value and payment contingent upon performance of the Partnership or any other factors designated by the Committee, and Awards valued by reference to the book value of Units or the value of securities of or the performance of specified Affiliates of the General Partner or the Partnership. The Committee shall determine the terms and conditions of such Awards. Units delivered pursuant to an Award in the nature of a purchase right granted under this Section 7.2 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Units, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to, or independent of any other Award under this Plan, may also be granted pursuant to this Section 7.2.

7.3	DERs. The Committee is authorized to grant DERs, either alone or in tandem with an Award (other than a Restricted Unit or Unit Award), and may provide that such DERs shall be paid directly to the Participant, be reinvested into additional Awards, be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Award (if applicable), or be subject to such other provisions or restrictions as determined by the Committee in its discretion. Absent a contrary provision in the Award Agreement, DERs shall be paid to the Participant without restriction at the same time as ordinary cash distributions are paid by the Partnership to its unitholders. Notwithstanding the foregoing, DERs shall only be paid in a manner that is either exempt from or in compliance with Code section 409A and the 409A Regulations.

7.4	Substitute Awards. Awards may be granted under the Plan in substitution for similar awards held by individuals who become Service Providers as a result of a merger, consolidation or acquisition by the Partnership or an Affiliate of another entity or the assets of another entity. Such Substitute Awards that are Options may have exercise prices less than the Fair Market Value of a Unit on the date of the substitution if such substitution complies with Code section 409A and the 409A Regulations and other applicable laws and exchange rules.

7.5	Performance Awards. The right of a Participant to receive a grant, and the right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions.

(a)

Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria or individual performance criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7.5. The Committee may determine that such Performance Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. The Committee shall establish any such performance conditions and goals based on one or more business criteria for the General Partner and/or the Partnership, on a consolidated basis, and/or for specified Affiliates or business or geographical units of the Partnership, as determined by the Committee in its discretion, which may include (but are not limited to) one or more of the following: (A) earnings per Unit, (B) increase in revenues, (C) increase in cash flow, (D) increase in cash flow from operations, (E) increase in cash flow return, (F) return on net assets, (G) return on assets, (H) return on investment, (I) return on capital, (J) return on equity, (K) economic value added, (L) operating margin, (M) contribution margin, (N) net income, (O) net income per Unit, (P) pretax earnings, (Q) pretax earnings before interest, depreciation and amortization, (R) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items, (S) total unitholder return, (T) debt reduction, (U) market share, (V) change in the Fair Market Value of the Units, (W) operating income, and (X) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(b)	Performance Periods. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten years, as specified by the Committee. Performance goals shall be established by the Committee not later than ninety (90) days after the beginning of any performance period applicable to such Performance Awards.

(c)	Settlement. At the end of each performance period, the Committee shall determine the amount, if any, of the amount of the potential Performance Award otherwise payable to each Participant and such amount shall be paid to the Participant no later than March 15 of the year following the year that included the last day of the performance period. Settlement of such Performance Awards shall be in cash, Units, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce or increase the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

SECTION 8

REORGANIZATION, CHANGE IN CONTROL OR LIQUIDATION

8.1	In the event of a Change in Control, all Awards then outstanding shall become fully exercisable and payable in full, as the case may be, on such Change in Control or at such earlier time as the Committee may provide. In the event the Partnership, the General Partner, Inergy GP or Inergy shall become a party to any corporate or partnership merger, consolidation, split-up, spin-off, reorganization, change in the membership of the board of directors (or its equivalent), or liquidation that does not constitute a Change in Control (a “Similar Event”), the Committee, in its sole discretion, may provide for the complete or partial acceleration of any time periods relating to the exercise or vesting of any outstanding Award so that such Award may be exercised or paid in full, as the case may be, on or before the date such Award would otherwise have been exercisable or payable. In addition, in the event of a Change in Control or a Similar Event the

Committee may, without the approval of any Person, including any Participant, in its sole discretion (A) cause any Award then outstanding to be assumed by the surviving entity in such transaction; (B) require the mandatory surrender to the General Partner by any Participant or beneficiary of some or all of the outstanding Awards held by such Person (irrespective of whether such Awards are then exercisable or payable under the provisions of the Plan) as of a date specified by the Committee, in which event such Awards shall be cancelled and each Person paid an amount of cash per unit equal to the amount that could have been attained upon the exercise or vesting of such Award or realization of the holder’s rights had such Award been currently exercisable or payable; (C) require the substitution of a new Award for some or all of the outstanding Awards held by a holder (irrespective of whether such Awards are then exercisable or vested under the provisions of the Plan) provided that any replacement or substituted Award shall be equivalent in economic value to the holder, as determined by the Committee; (D) make such adjustments to any Award then outstanding as the Committee deems appropriate to reflect such Change in Control or Similar Event; and (E) require that any Award must be exercised in connection with or prior to the closing of such Change in Control or Similar Event, and that if not so exercised such Award will expire. Any such determinations by the Committee may be made generally with respect to all Participants, or may be made on a case-by-case basis with respect to particular Participant(s). However, no action shall be taken by the Committee that would cause an Award to be subject to the additional 20% income tax provided by Code section 409A.

SECTION 9

PLAN ADMINISTRATION

9.1	Authority of Committee. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) select the Service Providers to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards to be granted to eligible Service Providers; (iii) determine the number of Units to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, and to what extent, and under what circumstances Awards may be settled or exercised in cash, Units, other Awards or other property, (vi) determine whether, to what extent, under what circumstances, and the method(s) by which Awards may be exercised, vested, settled, canceled, forfeited, or suspended; (vii) determine, subject to the requirements of Code section 409A, whether, to what extent, and under what circumstances cash, Units, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (viii) determine whether, to what extent, and under what circumstances Awards may be transferred under circumstances other than by transfer by will or by the laws of descent and distribution; (ix) correct any defect, supply an omission, reconcile any inconsistency and otherwise interpret and administer the Plan and any Award Agreement relating to the Plan or any Award hereunder; (x) modify and amend the Plan, establish, amend, suspend, or waive such rules, regulations and procedures of the Plan, and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan; provided, however, that the Committee shall not have any discretion to accelerate the terms of payment of any Award that provides for a deferral of compensation under Code section 409A and the 409A Regulations if such acceleration would make such Award subject to the additional 20% income tax provided by

Code section 409A. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

9.2	Manner and Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the 1934 Act in respect of the Partnership may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that upon such abstention or recusal the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for all purposes of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including, without limitation, the General Partner, the Partnership, any Affiliate, any Participant, and any beneficiary of a Participant. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting the power or authority of the Committee. Subject to the Plan and any applicable law, the Committee, in its sole discretion, may delegate any or all of its powers and duties under the Plan, including the power to grant Awards under the Plan, to the Chief Executive Officer of the General Partner, subject to such limitations on such delegated powers and duties as the Committee may impose, if any, and provided that the Committee may not delegate its duties where such delegation would violate state corporate law, or with respect to making Awards to, or otherwise with respect to Awards granted to, Participants who are subject to Section 16(b) of the 1934 Act. Upon any such delegation, all references in the Plan to the “Committee,” other than in Section 13 shall be deemed to include the Chief Executive Officer. Any such delegation shall not limit the Chief Executive Officer’s right to receive Awards under the Plan; provided, however, the Chief Executive Officer may not grant Awards to himself, a director or any executive officer of the General Partner or an Affiliate, or take any action with respect to any Award previously granted to himself, an individual who is an executive officer or a director. Under no circumstances shall any such delegation result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the 1934 Act in respect of the Partnership.

9.3	Determination Under the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all persons, including Inergy, Inergy GP, the General Partner, the Partnership, any Participant, any Holder and any unitholder. No member of the Committee shall be liable for any action, determination or interpretation made in good faith, and all members of the Committee shall, in addition to their rights as directors, be fully protected by the Partnership with respect to any such action, determination or interpretation.

SECTION 10

UNITS SUBJECT TO THE PLAN

10.1	Number of Units. Subject to adjustment as provided for in this Section 10, the maximum number of Units that may be issued under the Plan is 7,432,500; provided, however, that the maximum number of Units that may be issued under the Plan shall increase automatically on the first business day of the Partnership’s fiscal year, commencing January 1, 2012, to equal 10% of the Partnership’s total common units outstanding as of such date. The Committee shall have the right in its reasonable discretion to accelerate the date of the annual automatic increase in the event of a merger, acquisition or other significant transaction involving the Partnership. In no event shall number of Units available for issuance under the Plan be reduced as a result of this provision.

10.2	Unused and Forfeited Units. Units withheld from an Award or surrendered by a Participant to satisfy the Partnership’s or an Affiliate’s tax withholding obligations (including the withholding of Units with respect to Restricted Units) or to satisfy the payment of any exercise price with respect to the Award shall not be considered to be Units delivered under the Plan for this purpose. If any Award is forfeited, cancelled, exercised, settled in cash, or otherwise terminates or expires without the actual delivery of Units pursuant to such Award (the grant of Restricted Units is not a delivery of Units for this purpose), the Units subject to such Award shall again be available for Awards under the Plan (including Units not delivered in connection with the exercise of an Option).

10.3	Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units acquired in the open market, from any Affiliate, the Partnership or other combination of the foregoing, as determined by the Committee in its discretion.

10.4	Adjustments for Change in Capitalization. In the event that the Committee determines that any distribution (whether in the form of cash, Units, other securities, or other property), liquidation, recapitalization, unit split, stock split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Units (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the Holder of an outstanding Award; provided, that the number of Units subject to any Award shall always be a whole number. In the case of any such substitution or adjustment affecting an Option, such substitution or adjustments shall be made in a manner that complies with Code section 409A and the 409A Regulations.

10.5	Anti-dilution Adjustments. Notwithstanding anything in this Section 10 to the contrary, with respect to any “equity restructuring” event that could result in an additional compensation expense to the General Partner or the Partnership pursuant to the provisions of FASB Accounting Standards Codification, Topic 718 if adjustments to Awards with respect to such event were discretionary, the Committee shall equitably adjust the number and type of Units covered by each outstanding Award and the terms and conditions, including the exercise price and performance criteria (if any), of such Award to equitably reflect such restructuring event and shall adjust the number and type of Units (or other securities or property) with respect to which Awards may be granted after such event. With respect to any other similar event that would not result in an accounting charge under FASB Accounting Standards Codification, Topic 718 if the adjustment to Awards with respect to such event were subject to discretionary action, the Committee shall have complete discretion to adjust Awards in such manner as it deems appropriate with respect to such other event. In the event the Committee makes any adjustment pursuant to the foregoing provisions of this Section 10.5, the Committee shall make a corresponding and proportionate adjustment with respect to the maximum number of Units that may be delivered with respect to

Awards under the Plan as provided in Section 10.1 and the kind of Units or other securities available for grant under the Plan.

10.6	Unit Certificates. All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

10.7	Determination by Committee, etc. Adjustments under this Section 10 shall be made by the Committee, whose determinations with regard thereto shall be final and binding upon all persons.

SECTION 11

RIGHTS OF EMPLOYEES; PARTICIPANTS

11.1	Employment. Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of his or her services as a Service Provider or interfere in any way with the right of his or her employer, subject to the terms of any separate employment or consulting agreement to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of the Participant’s services as a Service Provider shall be determined by the Committee at the time.

11.2	Nontransferability. Except as provided in Section 11.3, no right of any Holder in an Award granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Holder either voluntarily or involuntarily, or be subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of a Holder’s death, a Holder’s rights in all Awards shall, to the extent permitted by the Committee and as provided for in accordance with this Plan, be transferable by testamentary will or the laws of descent and distribution, and payment of any amounts due under the Plan shall be made to, and the exercise of any Options may be made by, the Holder’s legal representatives, heirs or legatees. If, in the opinion of the Committee, a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his or her affairs because of a mental condition, physical condition or age, payment due such person may be made to, and such rights shall be exercised by, such person’s guardian, conservator, or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such disabled status.

11.3	Permitted Transfers. Pursuant to conditions and procedures established by the Committee from time to time, the Committee may permit Awards to be transferred to, exercised by and paid to certain persons or entities related to a Participant, including but not limited to members of the Participant’s immediate family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s immediate family and/or charitable institutions. In the case of initial Awards, at the request of the Participant, the Committee may permit the naming of the related person or entity as the Option recipient. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes on a gratuitous or donative basis and without consideration (other than nominal consideration).

SECTION 12

GENERAL RESTRICTIONS

12.1	Investment Representations. The General Partner may require any person to whom an Option or other Award is granted, as a condition of exercising such Option or receiving Units under the Award, to give written assurances in substance and form satisfactory to the General Partner and its counsel to the effect that such person is acquiring the Unit subject to the Option or the Award for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the General Partner deems necessary or appropriate in order to comply with federal and applicable state securities laws. Legends evidencing such restrictions may be placed on the certificates evidencing the Unit.

12.2	Compliance with Securities Laws. Each Award shall be subject to the requirement that, if at any time counsel to the Partnership shall determine that the listing, registration or qualification of the Units subject to such Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of Units thereunder, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Partnership to apply for or to obtain such listing, registration or qualification.

12.3	Unit Restriction Agreement. The Committee may provide that Units issuable upon the exercise of an Option or the vesting of a Restricted Unit, Phantom Unit or other Award shall, under certain conditions, be subject to restrictions whereby the General Partner has a right of first refusal with respect to such Units or a right or obligation to repurchase all or a portion of such Units, which restrictions may survive a Participant’s cessation or termination as a Service Provider.

SECTION 13

PLAN AMENDMENT, MODIFICATION AND TERMINATION

13.1	The Committee may at any time terminate, and from time to time may amend or modify, the Plan; provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the General Partner or the unitholders of the Partnership if the General Partner or unitholders’ approval is required to enable the Plan to satisfy any applicable statutory, regulatory or listing requirements, or if the General Partner, on the advice of counsel, determines that the General Partner’s approval is otherwise necessary or desirable.

Solely with respects to Awards then outstanding under the Plan, no amendment, modification or termination of the Plan shall adversely affect, in a material way, Holders of such outstanding Awards, without the consent of the Holder holding such Awards.

SECTION 14

WITHHOLDING

14.1	Withholding Requirement. Unless other arrangements have been made that are acceptable to the General Partner or an Affiliate, the Partnership or an Affiliate is authorized to deduct, withhold, or cause to be deducted or withheld, from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant or settlement of an Award, its exercise, the lapse of restrictions thereon, or any other payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the General Partner or Affiliate to satisfy its withholding obligations for the payment of such taxes. Notwithstanding the foregoing, with respect to any Participant who is subject to Rule 16b-3, such tax withholding automatically shall be effected by the General Partner either by (i) “netting” or withholding Units otherwise deliverable to the Participant on the vesting or payment of such Award, or (ii) requiring the Participant to pay an amount equal to the applicable taxes payable in cash.

SECTION 15

NONEXCLUSIVITY OF THE PLAN

15.1	The acceptance by the General Partner of the sponsorship of the Plan shall not be construed as creating any limitations on the power or authority of the General Partner to adopt such other or additional incentive or other compensation arrangements of whatever nature as the General Partner may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees, non-employee directors, or consultants generally, or to any class or group of employees, directors, or consultants, which the General Partner now has lawfully put into effect, including, without limitation, any retirement, pension, savings and stock purchase plan, insurance, death and disability benefits and executive short-term incentive plans.

SECTION 16

GENERAL PROVISIONS

16.1	Additional Agreements. Each Service Provider to whom an Award is granted under this Plan may be required to agree in writing, as a condition to the grant of such Award or otherwise, to subject an Award that is exercised or settled following such Person’s termination of services with the General Partner, the Partnership or their Affiliates to a general release of claims and/or a noncompetition agreement in favor of the General Partner, the Partnership, and their Affiliates, with the terms and conditions of such agreement(s) to be determined in good faith by the Committee.

16.2	Requirements of Law. The issuance of Units and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate to recover the same under Section 16(b) of the 1934 Act, and any payment tendered to the General Partner by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

16.3	Rule 16b-3. It is the intent of the General Partner that the grant of any Awards to, or other transaction by, a Participant who is subject to Section 16 of the 1934 Act shall be exempt from Section 16(b) of the 1934 Act pursuant to Rule 16b-3 or another applicable exemption (except for transactions acknowledged by the Participant in writing to be non-exempt). Accordingly, if any provision of the Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 or such other exemption as then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b) of the 1934 Act.

16.4	Code Section 409A. In the event that any provision of this Plan shall be determined to contravene Code section 409A, the regulations promulgated thereunder, regulatory interpretations or announcements with respect to Code section 409A or applicable judicial decisions construing Code section 409A, any such provision shall be void and have no effect. Moreover, this Plan shall be interpreted at all times in such a manner that the terms and provisions of the Plan comply with Code section 409A, the regulations promulgated thereunder, regulatory interpretations or announcements with respect to Code section 409A of and applicable judicial decisions construing Code section 409A.

16.5	Specified Employee under Code Section 409A. Subject to any other restrictions or limitations contained herein, in the event that a “specified employee” (as defined under Code section 409A and the 409A Regulations) becomes entitled to a payment under an Award which is a 409A Award on account of a “separation from service” (as defined under Code section 409A and the 409A Regulations), to the extent required by the Code, such payment shall not occur until the date that is six months plus one day from the date of such separation from service. Any amount that is otherwise payable within the six month period described herein will be aggregated and paid in a lump sum without interest.

16.6	Governing Law. The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to conflict of laws principles.

16.7	Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable law or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect. If any of the terms or provisions of the Plan or any Award Agreement conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Participants who are subject to Section 16(b) of the 1934 Act), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 (unless the Board or the Committee, as appropriate, has expressly determined that the Plan or such Award should not comply with Rule 16b-3).

16.8	No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the General Partner or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the General Partner or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the General Partner or such Affiliate.

16.9	No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated with or without consideration.

16.10	Allocation of Costs. Nothing herein shall be deemed to override, amend, or modify any cost sharing arrangement, omnibus agreement, or other arrangement between the General Partner, the Partnership, and any Affiliate regarding the sharing of costs between those entities.

16.11	No Guarantee of Legal Consequences. None of the Board, the Committee, the Partnership nor the General Partner makes any commitment or guarantee that any federal, state or local tax treatment or exemption from Section 16 of the 1934 Act or registration or exemption under applicable securities laws will (or will not) apply or be available to any Participant.

SECTION 17

DURATION OF THE PLAN

17.1	This Plan shall terminate on December 21, 2021. No Award shall be granted under the Plan after the Plan is terminated; provided, however, that any Award theretofore granted may be amended, altered, adjusted, suspended, discontinued, or terminated by the Committee and the Committee’s authority to waive any conditions or rights under any such Award shall extend beyond the Plan’s termination date.

APPENDIX A

DEFINITIONS

For purposes of the Plan the following terms shall have the meanings set forth below.

(a)	“1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

(b)	“409A Award” means an Award that constitutes a “deferral of compensation” within the meaning of the 409A Regulations, whether by design, due to a subsequent modification in the terms and conditions of such Award or as a result of a change in applicable law following the date of grant of such Award, and that is not exempt from Code section 409A pursuant to an applicable exemption.

(c)	“409A Regulations” means the applicable Treasury regulations and other interpretive guidance promulgated pursuant to Code section 409A

(d)	“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(e)	“Award” means an Option, Phantom Unit, Restricted Unit, Unit Award, Performance Award, DER or Other Unit-Based Award granted under the Plan, and shall include any UDRs granted in tandem with respect to a Restricted Unit.

(f)	“Award Agreement” means a written agreement or instrument between the General Partner and a Holder evidencing an Award.

(g)	“Beneficiary” means the Person who has been designated by a Holder in his or her most recent written beneficiary designation filed with the General Partner or an Affiliate thereof to receive the benefits specified under this Plan upon the death of the Holder, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the Person entitled by will or the laws of descent and distribution to receive such benefits.

(h)	“Board” means the Board of Directors of the General Partner.

(i)	“Business Day” means any day other than a Saturday, a Sunday or a day which is declared to be a Federal holiday by the United States Government.

(j)	“Cause” means (i) willful failure by the Participant to carry out the reasonable and lawful policies and directives of the General Partner, the Partnership or their Affiliates; (ii) willful engaging by the Participant in misconduct that causes material injury to, or damages the reputation of, the General Partner, the Partnership or one of their Affiliates, as determined in good faith by the Committee; (iii) any act of dishonesty of the Participant; (iv) commission by the Participant of a criminal offense, other than a minor traffic misdemeanor; (v) any use by the Participant of an illegal controlled substance; or (vi) excessive absenteeism other than for illness, after receiving a warning in writing from the General Partner, the Partnership or one of their Affiliates to refrain from such behavior.

APPENDIX A-1

(k)	“Change in Control” shall be deemed to have occurred upon the occurrence of one of the following events: (i) any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Partnership to any Person or its Affiliates, other than a Qualifying Owner, the General Partner, the Partnership or any of their Affiliates, or (ii) any merger, reorganization, consolidation or other transaction pursuant to which more than 50% of the combined voting power of the equity interests in the General Partner cease to be controlled by a Qualifying Owner or its Affiliates. Notwithstanding the foregoing, with respect to a 409A Award, a “Change in Control” shall not occur unless that Change in Control also constitutes a “change in the ownership of a corporation,” a “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets,” in each case, within the meaning of 1.409A-3(i)(5) of the 409A Regulations, as applied to non-corporate entities.

(l)	“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

(m)	“Committee” means the Compensation Committee of the Board or such other committee of the Board appointed by the Board to administer the Plan.

(n)	“Date of Grant” means, with respect to any Award, the date as of which such Award is granted under the Plan.

(o)	“DER” means a contingent right, granted alone or in tandem with a specific Award (other than a Restricted Unit or a Unit Award), to receive with respect to each Unit subject to the Award an amount in cash, Units and/or Phantom Units, as determined by the Committee in its sole discretion, equal in value to the distributions made by the Partnership with respect to a Unit during the period such Award is outstanding.

(p)	“Disability” or “Disabled” means disabled as defined in Section 22(e) of the Code, except that Disability or Disabled may, subject to the discretion of the Committee, mean qualifying for and receiving payments under a disability pay plan of the General Partner, the Partnership or one of their Affiliates.

(q)	“Employer” means any of the General Partner, the Partnership or any one of such entity’s Affiliates who is either (i) the common law employer of a Participant or (ii) the service recipient of any non-employee Service Provider.

(r)	“Effective Date” means December 21, 2011.

(s)	“Fair Market Value” means, as of any date, the value of a Unit determined based upon the last sale before or the first sale after the Date of Grant, the closing price on the trading day before or the trading day of the Date of Grant, or any other reasonable basis using actual transactions in such Units as reported in The Wall Street Journal and consistently applied. The determination of Fair Market Value also may be based upon the average price during a specified period that is within 30 days before or 30 days after the Date of Grant (calculated based upon the arithmetic mean of the selling prices on all trading days during the specified period or weighted based on the volume of trading on each trading day during the specified period), provided that the commitment to grant the stock right based on such valuation method must be irrevocable before the beginning of the specified period, the Committee must specify the Participants that will receive Awards during such specified period, and the number of Units subject to such Awards, and such valuation method must be used consistently for grants of Awards under the same and substantially similar programs. If Units are not traded on a national securities exchange or other

APPENDIX A-2

market at the time a determination of Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made by the Committee in good faith using a “reasonable application of a reasonable valuation method” within the meaning of the 409A Regulations (specifically, Section 1.409A-l(b)(5)(iv)(B) of the 409A Regulations).

(t)	“Holder” means a Participant or a Beneficiary who is in possession of an Award Agreement representing an Award that has been granted to such individual (or received by such individual in a transfer permitted by Committee and the Award Agreement) and has not expired, been canceled or terminated.

(u)	“Inergy” means Inergy, L.P., a Delaware limited partnership.

(v)	“Inergy GP” means Inergy GP, LLC, a Delaware limited liability company.

(w)	“Option” means a right to purchase a Unit at a stated price for a specified period of time.

(x)	“Option Period” means the maximum period of time from the Option Date of Grant that an Option as provided under the Option Award Agreement may remain exercisable. Notwithstanding an Option’s Option Period, an Option may cease to be exercisable and become null and void prior to the expiration of the Option Period as provided in accordance with the terms of this Plan and the respective Award Agreement.

(y)	“Option Price” means the price at which a Unit subject to an Option may be purchased, determined in accordance with Section 4.2(b).

(z)	“Other Unit Based Award” means an Award granted to Service Provider pursuant to Section 7.2.

(aa)	“Participant” means a Service Provider designated by the Committee from time to time during the term of the Plan to receive one or more Awards under the Plan.

(bb)	“Performance Award” means a right granted to a Service Provider pursuant to Section 7.5, to receive an Award based upon performance criteria specified by the Committee.

(cc)	“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

(dd)	“Phantom Unit” means a phantom (notional) Unit granted under the Plan which upon vesting entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit, whichever is determined by the Committee.

(ee)	“Plan Year” means each 12-month period beginning January 1 and ending the following December 31, except that for the first year of the Plan it shall begin on the Effective Date and extend to December 31 of that year.

(ff)	“Qualified Member” means a member of the Committee who is a “nonemployee director” within the meaning of Rule 16b-3(b)(3).

(gg)	“Qualifying Owner” means (i) John J. Sherman or any of his Affiliates, (ii) Inergy Holdings GP, LLC, a Delaware limited liability company and (iii) Inergy Holdings, L.P., a Delaware limited partnership.

(hh)	“Restricted Period” or “Restriction Period” means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture and is not exercisable by or payable to the Participant.

APPENDIX A-3

(ii)	“Restricted Unit” means a Unit granted under the Plan that is subject to a Restricted Period.

(jj)	“Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing, or superseding such regulation.

(kk)	“SEC” means the Securities and Exchange Commission or any successor thereto.

(ll)	“Section 16 Person” means a person who, with respect to a Unit, is subject to Section 16 of the 1934 Act.

(mm)	“Service Provider” means an employee (full or part-time), non-employee director or consultant of the General Partner, the Partnership, or any of their Affiliates who renders service to or for the benefit of the General Partner or the Partnership.

(nn)	“UDR” means a distribution made by the Partnership with respect to a Restricted Unit.

(oo)	“Unit” means a common Unit of the Partnership.

(pp)	“Unit Award” means a grant of a Unit that is not subject to a Restricted Period.

APPENDIX A-4